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                                                                   EXHIBIT 10.11


October 7, 1999



Mr. Alexander Gray
28690 Barn Rock Drive
Hayward, CA 94542-2233

Dear Alex,

I speak for the entire Board in saying how much we have valued the meetings and conversation we've had with you over the last few weeks. It is clear that your experience, judgement, and leadership would be of enormous benefit to Replay Networks. Recognizing that you have other opportunities available to you, we wish to act decisively to attract your talents to our Company.

On behalf of the Board of Directors, I am pleased to offer you the position of Executive Vice President, Business Operations. I have attached the details of your offer in an Appendix to this letter. This offer expires on October 14, 1999.

There are many exciting challenges directly ahead and we have high expectations for the company. I am confident that with your skills and experience, you will make a great contribution and will develop your skills at the same time. We think you'll find this new venture to be a fun and exciting place to work. You'll be working with a small group of excellent, dedicated professionals producing an innovative new consumer electronics product and service. We're looking forward to working with you!

Best regards,


/s/ Kim LeMasters

Kim LeMasters
CEO
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October 7, 1999
Page 2


Appendix

The following sets forth the terms of your employment relationship with Replay Networks, Inc. (the "Company").
                     -------

1)   Position.
     --------
     a) You will serve as the Executive Vice President, Business Operations. You will report to the Company's CEO.

     b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's CEO, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. It is understood, however, that your may continue to provide incidental consultations to Lucent through December 31, 1999, as long as such services do not interfere with your responsibilities at the Company.

     c)   Your start date will be November 1, 1999 ("Start Date").

2)   Compensation.
     ------------

     a)   Base Salary.  You will be paid a monthly salary of $20,833.33, which
          -----------
          is equivalent to $250,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other officers of the Company).

          You will also be eligible to participate in the Company's incentive bonus program. The CEO will develop jointly with you the goals and objectives connected with the incentive bonus award. Based on the achievement of both the Company and individual performance goals, you will be eligible to receive an annual bonus of up to 40% of your base salary.

     b)   Annual Review.  Your base salary will be reviewed each calendar year
          -------------
          as part of the Company's normal salary review process.

3)   Stock.
     -----

     a) On your Start Date the Board of Directors will grant you an option to purchase 600,000 shares of the Company Common Stock. The exercise price for these options will be the fair market price of the Company Common Stock at the date of grant.

          The options will vest and become exercisable according to a 4 year exercise schedule which calls for the initial vesting of 12.5% of the total after the first 6 months of continuous service, and provides for monthly vesting at the rate of an additional 1/48/th/ of the shares at the close of each month of employment, over the remainder of the vesting schedule.
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          October 7, 1999
          Page 3

          Stock, continued.
          ----------------

          The option will be an incentive stock option to the maximum allowed by the tax code and will be subject to the terms of the Company's Stock Option Plan and the Stock Option Agreement between you and the Company. Accordingly, the Board will allow you to elect which portion of the shares you obtain in the form of: 1) immediate purchase under
          Section 83(b) of the Internal Revenue Code, subject to re-purchase; 2) Incentive Stock Option; 3) Non-Qualified Options. Corporate counsel at Venture Law Group will be available to assist you in evaluating the tax benefits of these different stock and option programs. The grant of the option will be subject to your execution of a mutually acceptable option agreement.

          In connection with the exercise of your option, the Company will provide a loan of up to $1,000,000. This loan will be evidenced by a full recourse promissory note, which will be secured by the shares purchased and will provide for interest at the minimum Applicable Federal Rate, compounded annually. The term of this Note shall be five years, and any interest accrued will be due at such time as the principal is due.

4)   Benefits.
     --------

     a)   Insurance Benefits.  The Company will provide you with standard
          ------------------
          medical and dental insurance benefits. In addition, the Company currently indemnifies all to the maximum extent permitted by law, and you have entered into the Company's standard form of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company has agreed to advance any expenses for which indemnification is available to the extent allowed by applicable law.

     b)   Vacation, Sick Leave and Holidays.  You will be entitled to three
          ---------------------------------
          weeks paid vacation/sick leave per year, plus eight paid holidays.

     c)   401(K).  You will be eligible to participate in the company's standard
          ------
          401(K) plan.

5)   Severance Agreement.
     -------------------

     a) If your employment is terminated by the Company or its successor for any reason other than Cause (as defined below) or you become subject to an Involuntary Termination (as defined below), within 12 months of a Change in Control (as defined below), you will be entitled to receive continuation of your base salary and insurance benefits for a period of 6 months and continued vesting under all stock options or restricted stock purchases by the greater of twelve (12) months of vesting of fifty (50%) percent of the shares that remain unvested at the time of such termination.

     b) In the event 5a does not apply, and your employment is terminated by the Company or its successor for any reason other than Cause (as defined below) or you become subject to an Involuntary Termination (as defined below), you will be entitled to receive continuation of your base salary and insurance benefits and continued vesting under all stock options or restricted stock purchases for a period of 6 months following the date of termination of your employment.

     c)   "Change in Control" shall mean the Company's merger or consolidation
           -----------------
          with another entity, or a series of related transactions, as a result of which the shareholders of the Company immediately prior to the transaction own less than 50% of the voting power of the entity surviving.

     d)   "Cause" shall mean (I) gross negligence or willful misconduct in the
           -----
          performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries,
          (ii) repeated unexplained or unjustified absence from the Company,
          (iii) a material and willful violation of any federal or state law;
          (iv) commission of any act of fraud with respect to the Company; (v) your material breach of this agreement or your Employee Inventions and Confidentiality Agreement; (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.
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October 7, 1999
Page 4


     e)   "Involuntary Termination" shall include any termination by the Company
           -----------------------
          other than for Cause and your voluntary termination, upon 30 days prior written notice to the Company, following (I) a material reduction or change in job duties, responsibilities and requirements inconsistent with your position with the Company and your prior duties, responsibilities and requirements (taking into account the difference in job title and duties that may occur following an acquisition but that do not actually result in a material change in your job duties, responsibilities, and requirements); (ii) any reduction of your base compensation (other than in connection with a general decrease in base salaries for most similarly situated employees); or (iii) your refusal to relocate to a location more than 50 miles from the Company's current location.

6)   Confidentiality of Terms.  You agree to follow the Company's strict policy
     ------------------------
     that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

7)   Employee Inventions and Confidentiality Agreement.  As an employee of
     -------------------------------------------------
     Replay Networks, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information of inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment.

8)   At-Will Employment.  Notwithstanding the Company's obligation described in
     ------------------
     Section 5 above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to Human Resources, attention: Chris Copeland. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement, signed by the Company and by you.

                              Very truly yours,

                              REPLAY NETWORKS, INC.


                              By:        /s/ Kim LeMasters
                                 --------------------------------

                              Title:     CEO
                                    -----------------------------


ACCEPTED AND AGREED:

ALEXANDER GRAY

       /s/ Alex Gray
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Signature

       10/8/99
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Date